1st Quarter 2006 Conference Call

Good morning. Welcome to KMG America’s 1st quarter 2006 conference call. I have with me this morning Scott DeLong our CFO, Jim Nelson, our General Counsel and Tom Sass who is charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our first quarter Form 10-Q, to be issued later today or possibly tomorrow, and our Form 10-K for 2005. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward looking statements.

We reported this morning that KMG America’s first quarter 2006 earnings per share number was $.06. The result was a penny or two below our expectation but consistent with the full year EPS guidance range we gave in March of $.35-.40. The softness was a result of unexpected charges which amounted to a couple cents a share. Additionally, the margin compression we discussed at the last quarterly call is evident in the results of the new activity which once again produced losses of about $.10 per share. This too was consistent with our previous annual guidance. Coincidentally, for the last several years our insurance subsidiary has produced lower earnings on average in the first quarter than the remaining quarters of each year and 2006 appears no different. There was good news in the claims level of our long term care block which reversed a trend of increasing claims over the last several quarters. Scott will speak in more detail about the financial results.

As of today, we have hired three new reps in 2006 and have one offer accepted which will bring us to a total of 21 reps. The constraint on hiring reps is not the number of highly qualified people that have an interest in joining KMG America, but rather the startup costs associated with new reps and the impact on current year earnings. We have previously announced the intention to have 25 reps by the end of the second quarter but for several reasons, we will not recruit more than one or two more reps over the next couple months. Reps hired in June and July would have little impact on our sales results this year. Given our commitment to achieve our EPS objective, it seems prudent to focus now on the productivity of the existing reps. Additionally, we have the best chance of meeting our margin requirements with the existing longer tenured sales staff.

First quarter sales results also were consistent with expectations. Within the group insurance industry as a whole, January sales typically account for most of the issued premium in the first quarter and that was also the case for KMG America this year. Group and stop loss sales activity now focuses on the second quarter and July 1 where we see growing activity. We clearly have more traction in the stop loss market than group life and disability due to having participated in the stop loss market longer. We are attempting to focus the sales organization on group life and disability by leveraging our stop loss momentum with cross sales. Voluntary sales activity is skewed towards the last half of the year and there also we see nicely increasing levels of activity.

We stated at the last quarterly call that productivity per rep was in the range of $2.9-3.5 million depending on assumptions used. Any calculations now would be towards the lower end of that range due to the passage of February and March with very little incremental issued sales. We believe that we will achieve expected production levels per rep given the quality of sales representatives in our organization. We continue to gain momentum in the market as more and more consultants and brokers develop confidence in KMG America’s ability to deliver first rate products and administrative services.

A very important issue is margins. I’ve stated previously that given the acceptance of KMA in the market as a main stream participant, we see huge numbers of transactions. So sales can be whatever we want them to be. You’re aware of some of the margin issues for last January’s sales. A concern is whether the margin issue was product specific or related to KMG America being a new participant in the market. If it is the latter, we could see tight margins on group products as well which would result in a slower earnings growth trajectory. We do not have sufficient data yet to come to any conclusions but we are monitoring it closely. I can say that there is a growing sentiment within the stop loss business that pricing is firming and that the trend is expected to continue into the last half of 2006. Margin compression is a lesser issue with voluntary products because most are individual products with filed and approved rates. This means there is less room to negotiate pricing so we can be more certain that a sale has full margins.

Product filings are progressing nicely. We’re approved in 45 of 47 states for stop loss, 39 of 47 for group life and in all important states except Texas, and 34 of 47 states for both short and long term disability. And we continue to upgrade all our voluntary products.

Now Scott will discuss the financial results in detail.

Let me start by repeating that the 10-Q should be filed later today or possibly tomorrow and these conference call comments will also be filed with the SEC later today.

As in recent quarters, we compare the current quarter to the most recent prior quarter, as well as to the year-ago quarter. We added extra lines to the income statement in order to separate the performance of the Kanawha legacy business from the activity relating to our new sales and underwriting operation, the corporate office, and costs associated with being a public company. We think the best comparison will continue to be to the most recent prior quarter, as we are expecting sequential quarter-to-quarter growth relative to this new sales activity in both revenues and earnings. And to reinforce that point, we said on our last earnings call that we viewed last year’s fourth quarter earnings in the Kanawha legacy business as a good indication of our earnings run-rate for 2006 for that business, which is important because earnings from the Kanawha legacy business will continue to be a significant contributor to overall earnings for KMG America this year.

With this introduction, let me now get to first quarter results. Operating income was 6 cents per fully diluted share, or 2 cents below the analysts’ consensus estimate of 8 cents due primarily, as Ken indicated, to some unusual items that are likely to be one-time in nature. These unusual items are briefly described in the press release, and I can discuss them further during the Q&A session if desired. The 6 cents per share this quarter compares to 7 cents last quarter, and 5 cents in the first quarter last year. The decline from last quarter is attributable to stock option expensing as well as to these unusual items. Option expensing is new this quarter, and amounted to almost a penny a share.

Earnings this quarter were reduced by about two cents a share compared to last quarter as a result of the unusual items I just mentioned. We can also say that there is a good chance that some of the adverse effect this quarter could be reversed and flow back into earnings later this year because of the special nature of certain of these items. So while we have not added back these unusual items in operating income this quarter, I think it would be reasonable to conclude that the earnings this quarter, adjusted for the financial effect of these unusual items, is a fair representation of the current run-rate as we look ahead to the rest of this year. It is with this in mind that we conclude that our 35 to 40 cent EPS guidance for the year continues to be reasonable.

Let me turn next to some detail about the results for the quarter, starting with the large employer activity targeted by our new sales channel. Sales for the quarter were about $16 million of new annualized premium, composed of about 80% stop loss, 8% group life and disability, and the balance payroll-deduct voluntary benefits. This translated into $4.5 million of net earned premium, compared to $1.8 million last quarter. The overall benefit ratio for this business in the first quarter was 68%, up from 62% last quarter. A bit under half of the increase is related to mix of business, which would have been expected. But most of the increase was due to one early, large group life claim, which skewed the benefit ratio upward. But in spite of this life claim we did add margin in the first quarter for the new large case activity taken as a whole, albeit at a compressed level compared to our target margins, as we discussed on last quarter’s earnings call.

I’ll talk next about the current status of our investment portfolio. The average portfolio yield increased 7 basis points this quarter, continuing the expected upward trend. We are getting quite close to being fully invested now, having ended the first quarter with about $50 million of cash and short term investments of 2 years and less. We will likely convert another $30 million or so of short terms into longer term assets over the next several quarters as they approach maturity, assuming interest rates at the 10 year point in the yield curve continue to rise, but we are essentially done with our bulk investing effort of the past five quarters. As we have said before we would expect the average portfolio yield for the full year to increase to slightly over 5%, so we should get some growth in investment income in coming quarters, particularly with increasing investment cash flows from new product sales.

The aggregate expense ratio, which is composed of total expenses including commissions plus net deferred acquisitions costs divided by premiums and TPA fees, was flat this quarter versus last quarter at 50.6%, but this quarter we did include option expensing for the first time. This ratio has come down over the last five quarters, but progress has been slowed because of the substantial expense growth associated with building the new sales and underwriting organization, along with other required expenses of public company ownership such as Sarbanes-Oxley Section 404 compliance. With the premium growth coming from our new sales organization, we should be seeing more progress toward a lower expense ratio in coming quarters. We have said that this ratio will be in the low 30s when we are approaching scale and our mid-teens ROE target.

I’ll conclude with some comments about the performance of the Kanawha legacy business. Premium income compared to last quarter was up somewhat after adjusting for an experience rating refund in the Acquired business segment, and a one-time return of premium to policyholders in the State of Georgia under a statutory provision relating to mass-cancelled policy forms – one of the unusual items I mentioned earlier. The benefit ratio in the Senior segment improved markedly from the last three quarters of 2005, and was due to a reduced number of newly opened long term care claims this quarter combined with favorable resolutions of older claims this quarter. This positive result was offset by an unfavorable benefit ratio in the Acquired business segment compared to last quarter, but most of this apparent deterioration is caused by the experience rating refunds mentioned above that reduce both premiums and benefits without any impact on the bottom line. The seemingly large increase in the benefit ratio in the legacy worksite segment was primarily the result of the unusual items mentioned earlier; if these distortions are removed the benefit ratio in the legacy worksite segment is only slightly worse this quarter due to an increase in Medicare Supplement claims, which I’m told are typically heaviest in the first quarter.

In spite of the unusual charges to earnings we view the first quarter results as satisfactory from an earnings point of view. A stronger start to the year on sales would have made the full year sales objective a bit easier to achieve, but we have been selective on pricing, as we feel that it is important that we add margin to the bottom line with the sales we make. Margins should improve as we implement our multi-product cross selling strategy, and as we start renewing cases in the second half of this year and into next year, especially if stop-loss pricing firms as we expect. In summary, we continue to believe our 35 to 40 cent EPS target for the year remains achievable.

With that, I’ll turn it back to Ken for the Q&A session.

Close:

The pace of activity and change at KMG America is impressive. We don’t have the luxury of waiting for quarter end results to make decisions or tweak our strategy. It’s a continuous ongoing process. None of the recent events- either good or bad- has changed my feelings about the prospects for KMG America. What we’re doing isn’t easy but we continue to make great strides throughout the organization.

Thanks for your support. We’ll communicate new information as warranted.

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